CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accountants for Longview Global Allocation Fund, a series of the Valued Advisers Trust, we hereby consent to all references to our firm included in or made a part of the Statement of Additional Information for Longview Global Allocation Fund, in this Post-Effective Amendment to Valued Advisers Trust’s Registration Statement on Form N-1A

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

May 8, 2012